Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Announces Preliminary Feraheme® Fourth

Quarter 2009 Net Product Revenues Estimates

LEXINGTON, MA (January 10, 2010) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today provided an update on the commercial launch of Feraheme® (ferumoxytol) Injection for intravenous (IV) use, including preliminary fourth quarter 2009 Feraheme net product revenues estimates, as well as an update on the Company’s international and label expansion efforts.  The Company will present further details at the 28th Annual J.P. Morgan Healthcare Conference in San Francisco on January 11, 2010 at 11:00 a.m. Pacific time.

Commercial Launch of Feraheme

•                  AMAG expects to report fourth quarter 2009 Feraheme net product revenues of between $12 and $13 million (unaudited), including approximately $1 million of the $11.5 million in previously deferred product revenues. The Company expects that utilization of the remaining deferred product revenues from the launch incentive program, which were recorded during the third quarter of 2009, will increase going forward as each launch incentive program customer has now initiated a pilot program and begun to use Feraheme. These deferred revenues will be recognized when the purchases are utilized by these customers; no new deferred revenues are expected to be recorded during the fourth quarter of 2009. The Company continues to expect that total operating expenses for the fourth quarter of 2009 will be higher than those reported for the third quarter of 2009, due primarily to increases in both research and development expenses and commercial spending.

•                  More than 1,000 customers have purchased Feraheme; collectively, these customers have used 200,000 grams of all forms of IV iron over the past 52 weeks(1). Approximately 60 percent of customers have purchased Feraheme on a repeat basis.

•                  AMAG estimates that approximately 60 percent of Feraheme provider demand through the first five months of launch was outside of the dialysis setting.

International Expansion

•                  AMAG has made progress with the international registrational program for Feraheme. In December 2009, the Company filed a New Drug Submission with the Therapeutic Products Directorate of Health Canada, the regulatory authority in Canada, for Feraheme to treat iron deficiency anemia (IDA) in patients with chronic kidney disease (CKD).

•                  AMAG’s partner in China, 3SBio Inc., filed an application for a registrational trial with the Chinese regulatory agency during the fourth quarter of 2009. The approval of the application will allow 3SBio to begin a bridging study of Feraheme in CKD patients, which is necessary to file for marketing approval in that country.

•                  AMAG has met with European health authorities and expects to file a Marketing Authorization Application (MAA) for Feraheme for the treatment of IDA in patients with CKD with the European Medicines Agency (EMEA) by mid-2010. To support the MAA, AMAG plans to conduct one additional clinical study evaluating Feraheme treatment compared to treatment with another IV iron. The Company plans to conduct this study concurrent with the EMEA’s review of the Feraheme MAA. AMAG has already received approval for its Pediatric Investigation Plan, which is a prerequisite for the submission of the Feraheme MAA.

•                  AMAG is in active discussions with potential commercial partners for Feraheme in the E.U.

Label Expansion

•                  AMAG is working to finalize the protocols with global regulatory authorities for the registrational clinical program of Feraheme for the treatment of iron deficiency anemia regardless of the underlying cause, and intends to initiate the phase III program by mid-2010.

•                  The Company has finalized and submitted the pediatric protocols to meet its U.S. Food and Drug Administration post-approval Pediatric Research Equity Act requirement to support pediatric labeling, and intends to initiate these studies in 2010.

•                  AMAG is also advancing the development of ferumoxytol as an imaging agent for vascular enhanced magnetic resonance imaging (VE-MRI), with its phase II trial for patients with suspected peripheral arterial disease now more than 50 percent enrolled.

“Although we are still in the early days of the launch of Feraheme, we are pleased with the results to date, having ended 2009 with Feraheme being the number one intravenous iron utilized in nephrology offices,” said Brian J.G. Pereira, MD, President and Chief Executive Officer of AMAG Pharmaceuticals, Inc.  “As we enter 2010, we will have to overcome several challenges to gain market share with dialysis organizations, expand the market for IV iron in non-dialysis CKD patients and make Feraheme the IV iron of choice for CKD patients treated in the hospital setting.”

Dr. Pereira continued, “As we seek to make Feraheme a commercial success for the treatment of iron deficiency anemia in chronic kidney disease patients in the U.S., we remain focused on our other near-term objectives, which include expanding our Feraheme development programs around the world for patients with iron deficiency anemia, with or without chronic kidney disease, and advancing our phase II ferumoxytol imaging program.”

Webcast Information

A live audio webcast of the Company’s presentation and the following breakout session at the 28th Annual J.P. Morgan Healthcare Conference will be accessible through the Investors section of the Company’s website at www.amagpharma.com on January 11, 2010 at 11:00 a.m. P.T.  Following the conference, the webcast will be archived on the AMAG Pharmaceuticals, Inc. website until February 11, 2010.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary technology for the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.  On June 30, 2009, AMAG received approval from the U.S. Food and Drug Administration to market Feraheme® (ferumoxytol) Injection for the treatment of iron deficiency anemia in adult chronic kidney disease patients.  For additional company and product information, please visit www.amagpharma.com.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, statements regarding our expected fourth quarter 2009 Feraheme revenues (including the amount attributable to our Feraheme launch incentive program), our expectation that utilization of previously deferred Feraheme launch incentive program revenues will increase, our expectation that we will not record any new deferred revenue during the fourth quarter of 2009, the expected timing of the filing of our marketing authorization application for Feraheme with the EMEA, our plan to conduct one additional Feraheme clinical study in Europe and the expected timing of that trial, our plan to conduct pediatric studies in the U.S. and the expected timing of these studies, and the intended timing of initiation of our planned study of Feraheme for the treatment of iron deficiency anemia regardless of the underlying cause are forward looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward looking statements. Such risks and uncertainties include: (1) uncertainties regarding our ability to manufacture Feraheme, (2) the fact that we have limited experience developing and commercializing a pharmaceutical product on our own, particularly outside of the U.S., (3) uncertainties regarding our ability to successfully compete in the intravenous iron replacement market, (4) uncertainties regarding our ability to ensure favorable coverage, pricing and reimbursement for Feraheme, (5) uncertainties relating to our patents and proprietary rights, and (6) other risks identified in our Securities and Exchange Commission filings, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Important Safety Information about Feraheme

Feraheme is contraindicated in patients with evidence of iron overload, known hypersensitivity to Feraheme or any of its components, and patients with anemia not caused by iron deficiency.

In clinical studies, hypotension was reported in 1.9% (33/1,726) of subjects receiving Feraheme, including three patients with serious hypotensive reactions.  Serious hypersensitivity reactions were reported in 0.2% (3/1726) of patients. Patients should be observed for signs and symptoms of hypersensitivity for at least 30 minutes following Feraheme injection and the drug should only be administered when treatment of hypersensitivity reactions is readily available.  Excessive therapy with parenteral iron can lead to excess storage of iron with the possibility of iatrogenic hemosiderosis. Patients should be regularly monitored for hematologic response during parenteral iron therapy.  As a superparamagnetic iron oxide, Feraheme may transiently affect magnetic resonance diagnostic imaging but will not affect X-ray, CT, PET, SPECT, ultrasound, or nuclear imaging.

In clinical trials, the most commonly occurring adverse reactions in Feraheme treated patients versus oral iron treated patients were diarrhea, nausea, dizziness, hypotension, constipation and peripheral edema.

Feraheme® is a registered trademark of AMAG Pharmaceuticals, Inc.

(1)IMS Health DDD derived annual grams for the period ending December 25, 2009.

AMAG Pharmaceuticals, Inc. Contacts

Amy Sullivan, 617-498-3303

Kristen Galfetti, 617-498-3362

Carol Miceli, 617-498-3361

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